SOUTHWEST AIRLINES REPORTS THIRD QUARTER 2022 RESULTS

DALLAS, TEXAS - October 27, 2022 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its third quarter 2022 financial results:

•Net income of $277 million, or $0.44 per diluted share
•Net income, excluding special items1, of $316 million, or $0.50 per diluted share
•Record third quarter operating revenues of $6.2 billion
•Liquidity2 of $14.7 billion, well in excess of debt outstanding of $8.7 billion

Bob Jordan, Chief Executive Officer, stated, "We are pleased to report solid third quarter 2022 profits and record third quarter operating revenues. Following record summer leisure travel demand, revenue trends remained strong in September 2022, bolstered by improving business travel trends post-Labor Day. Leisure and business demand remains strong, and we currently expect revenue trends to improve sequentially from third quarter to fourth quarter 2022, despite lower capacity. Our fuel hedging strategy continues to provide protection against persistently high jet fuel prices, and we are 61 percent hedged in fourth quarter 2022 and 50 percent hedged in full year 2023. We continue to execute well against our full year 2022 non-fuel cost guidance, despite cost headwinds due to operating at suboptimal productivity levels and significant inflationary cost pressures. We remain focused on maintaining our current momentum and expect to generate strong profits and margins in fourth quarter 2022, based on current trends and barring any significant unforeseen events.

"Our thoughts remain with those impacted by Hurricane Ian. We quickly resumed full service to all affected airports with the exception of Southwest Florida International Airport in Fort Myers, which is currently expected to operate a reduced flight schedule through at least the end of this year.

"I am grateful to our Employees for their continued focus on Teamwork, Customer Service, and operational execution. I am very pleased that we were able to reward our Aircraft Appearance Technicians—represented by the Aircraft Mechanics Fraternal Association (AMFA)—through a new five-year agreement, which was ratified earlier this month and provides immediate and future compensation increases for nearly 170 Employees. Additionally, we recently reached a tentative agreement with the International Association of Machinists and Aerospace Workers (IAM), who represent our Customer Service Agents, Customer Representatives, and Source of Support Representatives. The tentative agreement requires membership ratification and, if ratified, provides immediate and future compensation increases for more than 8,000 Employees. It remains a high priority to reach agreements on all of our open Labor contracts and reward our superb Employees with wage increases as soon as possible.

"We continue working with The Boeing Company (Boeing) to finalize our 2023 aircraft delivery plans; however, we currently expect aircraft delivery delays to persist into 2024. Today, we extended our flight schedule through July 10, 2023, and we currently expect first quarter 2023 capacity to increase approximately 10 percent and second quarter 2023 capacity to increase approximately 14 percent, both year-over-year. While we have not yet finalized capacity plans for second half 2023, and there is uncertainty around the timing of aircraft deliveries, we are building our 2023 capacity plan with a goal to have sufficient aircraft to operate our 2023 flight schedules, as originally published, in an effort to enhance operational reliability. We plan to allocate the vast majority of new 2023 capacity to network restoration and stronghold Southwest markets, which we consider to be lower-risk growth. We currently expect our route network to be approximately 90 percent restored by summer 2023, and fully restored by December 2023, compared with 2019 flight levels in pre-pandemic markets.

"We continue to estimate full year 2023 operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing3 (CASM-X) to decrease compared with full year 2022, which includes estimated wage rate accruals for all workgroups beginning April 1, 2022 and forward. Fleet utilization is expected to be limited by Pilot staffing constraints for the majority of 2023, resulting in continued cost headwinds due to operating at suboptimal productivity levels until we are able to optimize staffing with our fleet—which is foundational to our plan to improve operating leverage. Due to operating at suboptimal productivity levels and ongoing inflationary cost pressures, first half 2023 CASM-X3 is currently expected to be in the range of flat to up two percent compared with first half 2022. We currently expect our year-over-year capacity growth rate in second half 2023 to accelerate relative to our year-over-year capacity growth rate in first half 2023. As such, second half 2023 CASM-X3 is currently expected to decrease in the low-to-mid single digit range compared with second half 2022.

"As we finalize our plan for next year, we remain laser-focused on our goals to grow full year 2023 profits and margins, excluding special items, year-over-year4, and to generate healthy returns on invested capital for our Shareholders."

Guidance and Outlook:
The following tables introduce or update selected financial guidance for fourth quarter 2022 and full year 2022, as applicable:

4Q 2022 Estimation
Operating revenue compared with 2019 (a)	Up 13% to 17%
ASMs compared with 2019 (b)	Down ~2%
Economic fuel costs per gallon[1,5]	$3.15 to $3.25
Fuel hedging premium expense per gallon	$0.03
Fuel hedging cash settlement gains per gallon	$0.37
ASMs per gallon (fuel efficiency)	77 to 79
CASM-X compared with 2019[3]	Up 14% to 18%
Scheduled debt repayments (millions)	~$320
Interest expense (millions)	~$70

	2022 Estimation	Previous estimation
ASMs compared with 2019 (b)	Down ~4.5%	Down ~4%
Economic fuel costs per gallon[1,5]	$3.05 to $3.15	$2.95 to $3.05
Fuel hedging premium expense per gallon	$0.04	No change
Fuel hedging cash settlement gains per gallon	$0.50	$0.51
CASM-X compared with 2019[3]	Up 14% to 15%	Up 12% to 16%
Scheduled debt repayments	~$2.6 billion	~$820 million
Interest expense (millions)	~$340	~$360
Aircraft (c)	768	765
Effective tax rate	24% to 26%	No change
Capital spending (billions) (d)	~$4.0	No change

(a) The Company believes that operating revenues compared with 2019 is a relevant measure of performance due to the significant impacts in 2020 and 2021 from the pandemic.
(b) Available seat miles (ASMs, or capacity). The Company's flight schedule is currently published for sale through July 10, 2023. The Company's fourth quarter 2022 guidance declined slightly from its previous estimation of down one percent to two percent, compared with fourth quarter 2019, primarily due to flight cancellations from the impact of Hurricane Ian. The Company continues to expect first quarter 2023 capacity to be up approximately 10 percent, compared with first quarter 2022, and currently expects second quarter 2023 capacity to be up approximately 14 percent, compared with second quarter 2022.
(c) Aircraft on property, end of period. The Company ended third quarter 2022 with 742 Boeing 737 aircraft. During fourth quarter 2022, the Company continues to expect 31 Boeing 737 MAX 8 (-8) aircraft deliveries. The Company now expects to retire 26 Boeing 737-700 (-700) aircraft in 2022, including 5 -700 retirements in fourth quarter 2022, compared with its previous guidance of 29 -700 retirements this year. As a result, the Company now expects to end the year with 768 aircraft, compared with its previous guidance of 765 aircraft. The delivery schedule for the Boeing 737 MAX 7 (-7) is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct. Furthermore, given the current ongoing status of the -7 certification and pace of expected deliveries for the remainder of this year, it is the Company's assumption that it will receive no -7 aircraft deliveries in 2022, and that the remaining 48 MAX aircraft reflected in its 2022 contractual order book will shift out of 2022.
(d) Represents the Company's current expectation which assumes a total of 66 -8 aircraft deliveries in 2022. The Company continues to estimate $900 million in non-aircraft capital spending in 2022.

Revenue Results and Outlook:
•Record third quarter 2022 operating revenues of $6.2 billion, a 10.3 percent increase compared with third quarter 2019—in line with the Company's previous guidance
•Third quarter 2022 operating revenues per available seat mile (RASM, or unit revenues) increased 10.6 percent driven primarily by a passenger yield increase of 5.3 percent, coupled with a load factor increase of 1.9 points, all compared with third quarter 2019
•Third quarter 2022 managed business revenues were down 28 percent compared with third quarter 2019—in line with the Company's previous guidance

The Company's revenue performance in third quarter 2022 was strong, despite a negative impact of approximately $18 million due to the flight disruptions caused by Hurricane Ian in late September 2022. This negative impact in third quarter 2022 was more than offset by improving leisure demand and close-in bookings in September 2022. In addition, the Company's third quarter 2022 operating revenues benefited from its loyalty program, including elevated point redemptions for flights and incremental revenue from its co-brand credit card agreement, as well as increased Upgraded Boarding take-rates following the new digital self-service launch in August 2022.

As anticipated, the Company's third quarter 2022 operating revenues included a two point sequential operating revenue growth headwind from second quarter to third quarter 2022, compared with their respective 2019 levels, due to the increase in short-haul trips in business markets in an effort to support the reliability of its operational performance and expected business travel demand. While third quarter 2022 managed business revenues remained below 2019 levels, and softened in July and August compared with June 2022, the Company experienced sequential improvement from August to September, with September 2022 managed business revenues down 25 percent compared with September 2019 levels. Also, as anticipated, the Company's third quarter 2022 operating revenues included a five point sequential operating revenue growth headwind from second quarter to third quarter 2022, compared with their respective 2019 levels, due to a shift in the timing of recognition of breakage revenue associated with the Company's July 2022 policy change to eliminate expiration dates on qualifying flight credits6. The Company does not expect a material impact on fourth quarter 2022 operating revenues from either the increase in short-haul trips or its policy change to eliminate expiration dates on qualifying flight credits.

Thus far, the Company continues to experience strong leisure and business revenue trends and strong bookings in fourth quarter 2022, including the holiday time periods, despite an estimated negative impact caused by Hurricane Ian of approximately $10 million. Based on current trends, fourth quarter 2022 operating revenues are expected to accelerate compared with third quarter 2022, both nominally and compared with their respective 2019 levels, and fourth quarter 2022 managed business revenues are estimated to be down in the range of 20 percent to 25 percent, compared with fourth quarter 2019.

Fuel Costs and Outlook:
•Third quarter 2022 fuel costs were $3.34 per gallon1—in line with the Company's previous guidance—and included $0.02 per gallon in premium expense and $0.43 per gallon in favorable cash settlements from fuel derivative contracts
•Third quarter 2022 fuel efficiency improved 1.5 percent compared with third quarter 2019 due to more MAX aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet
•As of October 19, 2022, the fair market value of the Company's fuel derivative contracts settling in fourth quarter 2022 through the end of 2024 was an asset of $685 million
The Company's multi-year fuel hedging program continues to provide insurance against spikes in energy prices and significantly offset the market price increase in jet fuel in third quarter 2022. The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate, Brent crude oil, and refined products, such as heating oil. The economic fuel price per gallon sensitivities5 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of October 19, 2022.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	4Q 2022
$70	$2.65 - $2.75
$80	$2.90 - $3.00
Current Market (a)	$3.15 - $3.25
$100	$3.35 - $3.45
$110	$3.60 - $3.70
$120	$3.90 - $4.00

Fair market value	$189 million
Estimated premium costs	$13 million
(a) Brent crude oil average market price as of October 19, 2022, was $91 per barrel for fourth quarter 2022.

In addition, the Company is providing its maximum percentage of estimated fuel consumption7 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2022	63%
2023	50%
2024	15%
(a) Based on the Company's current available seat mile plans. The Company is currently 61 percent hedged for fourth quarter 2022.

Non-Fuel Costs and Outlook:
•Third quarter 2022 operating expenses of $5.8 billion increased 20.9 percent compared with third quarter 2019
•Third quarter 2022 operating expenses, excluding fuel and oil expense, special items, and profitsharing, increased 11.9 percent compared with third quarter 2019
•Third quarter 2022 CASM-X increased 12.2 percent compared with third quarter 2019—in line with the Company's previous guidance
•The Company accrued $57 million of profitsharing expense in third quarter 2022, bringing year-to-date profitsharing expense to $175 million as of September 30, 2022

The Company's third quarter 2022 CASM-X increase, compared with third quarter 2019, was primarily due to continued cost headwinds from operating at suboptimal productivity levels, inflationary cost pressures, and accruals for expected future contractual wage rate increases. However, the Company's third quarter 2022 CASM-X increase was on the lower end of its previous guidance range primarily due to lower than anticipated healthcare and benefits costs, as well as favorable airport settlements received during third quarter 2022, which the Company previously expected to receive in fourth quarter 2022.

The Company continues to experience inflationary cost pressures in fourth quarter 2022, in particular with higher rates for labor, benefits, and airports. Fourth quarter 2022 costs are also pressured by the shifting of favorable airport settlements into third quarter 2022, as well as increased cost headwinds due to operating at suboptimal productivity levels. Headcount is expected to increase further in fourth quarter 2022 to support plans for network restoration in 2023, while capacity levels are expected to decline seasonally in fourth quarter 2022 compared with third quarter 2022, relative to their respective 2019 levels. The Company remains on track with its goal this year to add more than 10,000 new Employees, net of attrition.

Third quarter 2022 net interest expense, which is included in Other expenses, decreased $99 million, year-over-year, primarily due to a $68 million year-over-year increase in interest income driven primarily by higher interest rates, coupled with a $29 million year-over-year decrease in interest expense primarily due to various debt repurchases throughout 2022, as well as elimination of the debt discount as a result of the Company’s adoption of Accounting Standards Update (ASU) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

Fleet and Capital Spending:
The Company received 23 -8 aircraft during third quarter 2022, as expected, for a year-to-date total of 35 -8 aircraft deliveries received as of September 30, 2022. The Company ended third quarter 2022 with 742 aircraft, which reflects 11 -700 aircraft retirements during the quarter. While the Company remains contractually scheduled to receive 114 MAX deliveries this year, the Company continues to expect a portion of its deliveries to shift out of 2022 due to Boeing's supply chain challenges and the current status of the -7 certification. Based on continued discussions with Boeing regarding the pace of expected deliveries for the remainder of this year, the Company continues to estimate it will receive a total of 66 -8 aircraft deliveries in 2022, including 31 -8 deliveries in fourth quarter 2022, and no -7 deliveries in 2022. The Company now expects to retire 26 -700 aircraft in 2022, including 5 -700 retirements in fourth quarter 2022, compared with its previous guidance of 29 -700 retirements. As a result, the Company now expects to end the year with 768 aircraft, compared with its previous guidance of 765 aircraft.

The Company’s third quarter 2022 capital expenditures were $1.1 billion driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments. The Company continues to estimate its 2022 capital spending to be approximately $4.0 billion, which assumes a total of 66 -8 aircraft deliveries in 2022. The Company’s 2022 capital spending guidance continues to include approximately $900 million in non-aircraft capital spending.

Since the Company's previous disclosure on July 28, 2022, the Company exercised the remaining five -8 options for delivery in 2022 and exercised the remaining four -7 options for delivery in 2023. Additionally in October 2022, the Company converted 17 2023 -7 firm orders to -8 firm orders; exercised three -7 options for delivery in 2024; accelerated 15 -7 firm orders from 2030 into 2026; and accelerated 10 -8 firm orders from 2031 into 2030. The following tables provide further information regarding the Company's contractual order book and compare its contractual order book as of October 27, 2022, with its previous order book as of July 28, 2022. Given current supply chain and aircraft delivery delays, the Company will continue working with Boeing to solidify future delivery dates.

Current 737 Contractual Order Book as of October 27, 2022:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2022	14		100		—	114	(c)
2023	25		65		—	90
2024	33		—		53	86
2025	30		—		56	86
2026	30		15		40	85
2027	15		15		6	36
2028	15		15		—	30
2029	20		30		—	50
2030	—		55		—	55
2031	—		—		—	—
	182	(a)	295	(b)	155	632
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) Includes 35 -8 deliveries received through September 30, 2022 and 31 expected -8 deliveries in fourth quarter 2022, for a total of 66 -8 deliveries in 2022. Thus far, the Company has received a total of 40 -8 deliveries in 2022. While the Company is contractually scheduled to receive 114 MAX deliveries, including options, this year, a portion of its deliveries are expected to shift out of 2022 due to Boeing's supply chain challenges and the current status of the -7 certification. Furthermore, given the current ongoing status of the -7 certification and pace of expected deliveries for the remainder of this year, it is the Company's assumption that it will receive no -7 aircraft deliveries in 2022, and has the ability to convert -7s to -8s as noted in footnote (b).

Previous 737 Contractual Order Book as of July 28, 2022 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2022	14	95	5	114
2023	38	48	4	90
2024	30	—	56	86
2025	30	—	56	86
2026	15	15	40	70
2027	15	15	6	36
2028	15	15	—	30
2029	20	30	—	50
2030	15	45	—	60
2031	—	10	—	10
	192	273	167	632
(a) The 'Previous 737 Contractual Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'Current 737 Contractual Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended third quarter 2022 with $13.7 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion
•The Company had a net cash position8 of $5.0 billion, and adjusted debt9 to invested capital (leverage) of 48 percent as of September 30, 2022
•The Company paid $1.9 billion during third quarter 2022 to retire debt and finance lease obligations, including the redemption of the outstanding $1.2 billion principal amount of all of its outstanding 4.750% Notes due 2023; the extinguishment of $184 million in principal of the Company's convertible notes for a cash payment of $239 million; the extinguishment of $373 million in principal of various other unsecured notes for a cash payment of $383 million; and $54 million in scheduled debt payments
•The Company's 2022 total debt repayments is expected to be $2.6 billion, compared with its previous guidance of $820 million, due to the unscheduled extinguishments noted above

Awards and Recognitions:
•#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation10
•Ranked #1 for Newsweek's America's Best Customer Service 2023 in the Low-Cost Airlines category
•Ranked #2 in the Best Airlines for 2022 list by The Points Guy
•Named to the Best Employers for Diversity 2022 list by Forbes
•Named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN's 2022 Disability Equality Index
•Awarded the Heritage Award by the Texas Travel Alliance

Environmental, Social, and Governance (ESG):
•Brought sustainable aviation fuel (SAF) to Oakland International Airport (OAK) in August 2022—the first airline to bring SAF to OAK
•Reached agreement with 4AIR to offer corporate Customers participating in the Company's SAF Beta Program with independently verified assurance for the Scope 3 emission reduction rights associated with their support of expanding SAF in the Company's operations
•Purchased offsets equivalent to the carbon emissions generated by the Company’s Employee business11 and charitable12 travel for 202113
•Welcomed Angelo State University (ASU) as a University partner in Destination 225º, the Company's First Officer development and recruitment program. The Hispanic-Serving Institution in San Angelo, Texas, is the sixth University partner in the program that provides a pathway for qualified aviators to join the Company as Pilots
•Celebrated the contributions and influence of Hispanic Americans in recognition of Hispanic Heritage Month throughout September 2022
•Launched a SAF website page describing the Company's SAF efforts, including its SAF Policy
•Launched a Partners website page dedicated to highlighting key organizations the Company is partnering with to advance environmental sustainability
•Visit southwest.com/citizenship for details about the Company's ongoing ESG efforts

Third Quarter 2022 Supplemental Financial Results
(unaudited)

The Company believes certain 2022 measures compared with 2019 are also relevant due to the significant impacts in 2020 and 2021 from the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share and unit costs)	2022	2019	Percent Change	2022	2019	Percent Change
Net income	$277	$659	(58.0)	$759	$1,787	(57.5)
Net income per share, diluted	$0.44	$1.23	(64.2)	$1.21	$3.29	(63.2)
Operating revenues	$6,220	$5,639	10.3	$17,642	$16,698	5.7
Operating expenses	$5,825	$4,820	20.9	$16,240	$14,406	12.7
Operating expenses, excluding Fuel and oil expense	$4,075	$3,730	9.2	$11,850	$11,164	6.1
Operating expenses, excluding Fuel and oil expense and profitsharing	$4,018	$3,586	12.0	$11,675	$10,761	8.5
RASM (cents)	15.84	14.32	10.6	15.90	14.24	11.7
Passenger revenue yield per RPM (cents)	16.74	15.90	5.3	17.15	15.76	8.8
CASM (cents)	14.83	12.24	21.2	14.63	12.29	19.0
CASM, excluding Fuel and oil expense and profitsharing (cents)	10.23	9.11	12.3	10.52	9.18	14.6
Fuel costs per gallon, including fuel tax	$3.39	$2.07	63.8	$3.05	$2.09	45.9
Revenue passengers carried (000s)	34,434	33,538	2.7	93,688	99,758	(6.1)
Available seat miles (ASMs)	39,272	39,379	(0.3)	110,978	117,250	(5.3)
Load factor	85.4%	83.5%	1.9 pts.	83.4%	83.7%	(0.3) pts.
Active fulltime equivalent Employees	64,123	60,590	5.8	64,123	60,590	5.8

Adjusted for special items
	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share and unit costs)	2022	2019	Percent Change	2022	2019	Percent Change
Net income	$316	$659	(52.0)	$950	$1,787	(46.8)
Net income per share, diluted	$0.50	$1.23	(59.3)	$1.51	$3.29	(54.1)
Operating revenues	$6,220	$5,639	10.3	$17,642	$16,698	5.7
Operating expenses	$5,795	$4,820	20.2	$16,179	$14,406	12.3
Operating expenses, excluding Fuel and oil expense	$4,071	$3,730	9.1	$11,815	$11,164	5.8
Operating expenses, excluding Fuel and oil expense and profitsharing	$4,014	$3,586	11.9	$11,640	$10,761	8.2
RASM (cents)	15.84	14.32	10.6	15.90	14.24	11.7
Passenger revenue yield per RPM (cents)	16.74	15.90	5.3	17.15	15.76	8.8
CASM (cents)	14.76	12.24	20.6	14.58	12.29	18.6
CASM, excluding Fuel and oil expense and profitsharing (cents)	10.22	9.11	12.2	10.49	9.18	14.3
Fuel costs per gallon, including fuel tax (economic)	$3.34	$2.07	61.4	$3.03	$2.09	45.0
Revenue passengers carried (000s)	34,434	33,538	2.7	93,688	99,758	(6.1)
Available seat miles (ASMs)	39,272	39,379	(0.3)	110,978	117,250	(5.3)
Load factor	85.4%	83.5%	1.9 pts.	83.4%	83.7%	(0.3) pts.
Active fulltime equivalent Employees	64,123	60,590	5.8	64,123	60,590	5.8

Conference Call:
The Company will discuss its third quarter 2022 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
2Includes $13.7 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion.
3Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
4Projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5Based on the Company's existing fuel derivative contracts and market prices as of October 19, 2022, fourth quarter and full year 2022 economic fuel costs per gallon are estimated to be in the range of $3.15 to $3.25 and $3.05 to $3.15, respectively, compared with the Company's previous estimations in the range of $3.00 to $3.10 and $2.95 to $3.05, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
6Flight credits result from canceling reservations and previously were valid for no longer than one year from the date of original purchase. Flight credits for non-refundable fares are issued as long as the reservation is cancelled more than 10 minutes prior to the scheduled departure. Flight credits or refunds for refundable fares are issued regardless of cancellation time. Under the policy change, flight credits unexpired on, or created on or after July 28, 2022 do not expire and will show an expiration date (12/31/2040) until the Company’s systems are updated. A flight credit with an expiration date on or before July 27, 2022, has expired in accordance with its existing expiration date.
7The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
8Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
9Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.
10The Department of Transportation (DOT) ranks all U.S. carriers based on the lowest ratio of complaints per 100,000 passengers enplaned, as published in the DOT Air Travel Consumer Report (ATCR). Southwest earned the best Customer Satisfaction ranking among U.S. Marketing Carriers for January through August 2022, the most recent time period published in the ATCR, and has held the best U.S. Marketing Carrier ranking for 28 of the past 32 years. A Marketing Carrier is an airline that advertises under a common brand name, sells reservations, manages frequent flyer programs, and is ultimately responsible for the airline’s consumer policies. Operating Carriers only handle the flight operations, passenger check-in/boarding, and baggage handling for the respective Marketing Carriers they serve—Operating Carriers are not responsible for DOT complaints related to policies, procedures, and advertising associated with the Marketing Carrier’s brand.
11Company Non-Revenue Must Ride (NRMR) flights, inclusive of all Frontline and Headquarters Employees’ work-related travel, including deadheading Employees. This excludes flights flown on other airlines.
12E-passes donated to national and local charitable partners and programs.

13The funds used to purchase the 2021 offsets came from the Southwest Airlines Foundation, a corporate advised fund facilitated by Silicon Valley Community Foundation. The 2021 offsets were purchased through a donation to Carbonfund, a non-profit that provides carbon offsetting and greenhouse gas reduction options to individuals, businesses, and organizations.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (ii) the Company's plans and expectations with respect to capacity and capacity adjustments, including factors and assumptions underlying the Company's expectations and projections; (iii) the Company’s network plans and expectations, including with respect to associated operational benefits, adding flights, future growth, short-haul trips, and restoring its network; (iv) the Company's priorities and focus areas, including with respect to the Company's labor contracts, operational reliability, optimizing staffing, and hiring plans and expectations; (v) the Company's plans, expectations, and goals regarding its fleet and fleet delivery schedule, including fleet utilization and factors and assumptions underlying the Company's plans and expectations; (vi) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (vii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (viii) the Company’s expectations with respect to its Flight credits policy change, including the expected impacts from the policy change; and (ix) the Company's expectations regarding passenger demand, revenue trends, and bookings, including with respect to managed business revenues. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, fears of terrorism or war, socio-demographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company’s dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (iii) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic or any new variant strains of the underlying virus; the effectiveness, availability, and usage of COVID-19 vaccines; the impact of government mandates, directives, orders, regulations, and other governmental actions related to COVID-19 on the Company's business plans and its ability to retain key Employees; the extent of the impact of COVID-19 on overall demand for air travel and the Company's related business plans and decisions; and the impact of the COVID-19 pandemic on the Company's access to capital; (iv) the Company’s dependence on Boeing with respect to the Company’s fleet plans, deliveries, operations, strategies, and goals; (v) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vi) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vii) the impact of governmental regulations and other governmental actions on the Company's business plans and operations; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; (ix) the Company's dependence on other third parties, in particular with respect to its fuel supply and Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the impact of labor matters on the Company’s business decisions, plans, and strategies; and (xi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2022	2021	Percent Change	2022	2021	Percent Change
OPERATING REVENUES:
Passenger	$5,613	$4,227	32.8	$15,867	$9,508	66.9
Freight	44	47	(6.4)	133	140	(5.0)
Other	563	405	39.0	1,642	1,091	50.5
Total operating revenues	6,220	4,679	32.9	17,642	10,739	64.3

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,322	2,122	9.4	6,771	5,518	22.7
Payroll support and voluntary Employee programs, net	—	(776)	n.m.	—	(2,963)	n.m.
Fuel and oil	1,750	990	76.8	4,390	2,261	94.2
Maintenance materials and repairs	204	250	(18.4)	624	646	(3.4)
Landing fees and airport rentals	395	376	5.1	1,128	1,092	3.3
Depreciation and amortization	335	322	4.0	984	949	3.7
Other operating expenses	819	662	23.7	2,343	1,710	37.0
Total operating expenses, net	5,825	3,946	47.6	16,240	9,213	76.3

OPERATING INCOME	395	733	(46.1)	1,402	1,526	(8.1)

OTHER EXPENSES (INCOME):
Interest expense	86	115	(25.2)	272	343	(20.7)
Capitalized interest	(11)	(9)	22.2	(31)	(27)	14.8
Interest income	(70)	(2)	n.m.	(101)	(6)	n.m.
Loss on extinguishment of debt	76	12	n.m.	192	12	n.m.
Other (gains) losses, net	(39)	17	n.m.	57	(44)	n.m.
Total other expenses (income)	42	133	(68.4)	389	278	39.9

INCOME BEFORE INCOME TAXES	353	600	(41.2)	1,013	1,248	(18.8)
PROVISION FOR INCOME TAXES	76	154	(50.6)	254	339	(25.1)
NET INCOME	$277	$446	(37.9)	$759	$909	(16.5)

NET INCOME PER SHARE:
Basic	$0.47	$0.75	(37.8)	$1.28	$1.54	(16.9)
Diluted	$0.44	$0.73	(39.4)	$1.21	$1.49	(18.9)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	593	592	0.2	593	591	0.3
Diluted	639	607	5.3	643	610	5.4

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2022	2021	Change	2022	2021	Change
Fuel and oil expense, unhedged	$1,931	$999		$5,079	$2,264
Add: Premium cost of fuel contracts designated as hedges	26	14		79	43
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(207)	(23)		(768)	(46)
Fuel and oil expense, as reported	$1,750	$990		$4,390	$2,261
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	(12)	5		(12)	19
Add (Deduct): Premium cost of fuel contracts not designated as hedges	(14)	11		(14)	32
Fuel and oil expense, excluding special items (economic)	$1,724	$1,006	71.4	$4,364	$2,312	88.8

Total operating expenses, net, as reported	$5,825	$3,946		$16,240	$9,213
Add: Payroll support and voluntary Employee programs, net	—	776		—	2,963
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	(12)	5		(12)	19
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		—	2
Add (Deduct): Premium cost of fuel contracts not designated as hedges	(14)	11		(14)	32
Deduct: Impairment of long-lived assets	(4)	—		(35)	—
Total operating expenses, excluding special items	$5,795	$4,738	22.3	$16,179	$12,229	32.3
Deduct: Fuel and oil expense, excluding special items (economic)	(1,724)	(1,006)		(4,364)	(2,312)
Operating expenses, excluding Fuel and oil expense and special items	$4,071	$3,732	9.1	$11,815	$9,917	19.1
Deduct: Profitsharing expense	(57)	(77)		(175)	(186)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$4,014	$3,655	9.8	$11,640	$9,731	19.6

Operating income, as reported	$395	$733		$1,402	$1,526
Deduct: Payroll support and voluntary Employee programs, net	—	(776)		—	(2,963)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	12	(5)		12	(19)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		—	(2)
Add (Deduct): Premium cost of fuel contracts not designated as hedges	14	(11)		14	(32)
Add: Impairment of long-lived assets	4	—		35	—
Operating income (loss), excluding special items	$425	$(59)	n.m.	$1,463	$(1,490)	n.m.

Other (gains) losses, net, as reported	$(39)	$17		$57	$(44)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	38	(3)		23	6
Add (Deduct): Premium cost of fuel contracts not designated as hedges	14	(11)		14	(32)
Deduct: Unrealized mark-to-market adjustment on available for sale securities	—	—		(7)	—
Other (gains) losses, net, excluding special items	$13	$3	n.m.	$87	$(70)	n.m.

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2022	2021	Change	2022	2021	Change
Income before income taxes, as reported	$353	$600		$1,013	$1,248
Deduct: Payroll support and voluntary Employee programs, net	—	(776)		—	(2,963)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	12	(5)		12	(19)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		—	(2)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(38)	3		(23)	(6)
Add: Impairment of long-lived assets	4	—		35	—
Add: Unrealized mark-to-market adjustment on available for sale securities	—	—		7	—
Add: Loss on extinguishment of debt	76	12		192	12
Income (loss) before income taxes, excluding special items	$407	$(166)	n.m.	$1,236	$(1,730)	n.m.

Provision for income taxes, as reported	$76	$154		$254	$339
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	15	(185)		32	(713)
Provision (benefit) for income taxes, net, excluding special items	$91	$(31)	n.m.	$286	$(374)	n.m.

Net income, as reported	$277	$446		$759	$909
Deduct: Payroll support and voluntary Employee programs, net	—	(776)		—	(2,963)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	12	(5)		12	(19)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		—	(2)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(38)	3		(23)	(6)
Add: Impairment of long-lived assets	4	—		35	—
Add: Unrealized mark-to-market adjustment on available for sale securities	—	—		7	—
Add: Loss on extinguishment of debt	76	12		192	12
Add (Deduct): Net income (loss) tax impact of special items (a)	(15)	185		(32)	713
Net income (loss), excluding special items	$316	$(135)	n.m.	$950	$(1,356)	n.m.

Net income per share, diluted, as reported	$0.44	$0.73		$1.21	$1.49
Add (Deduct): Impact of special items	0.12	(1.25)		0.38	(4.84)
Deduct: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	(0.04)	—		(0.02)	(0.04)
Add (Deduct): Net income (loss) tax impact of special items (a)	(0.02)	0.30		(0.06)	1.17
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (b)	—	(0.01)		—	(0.07)
Net income (loss) per share, diluted, excluding special items	$0.50	$(0.23)	n.m.	$1.51	$(2.29)	n.m.
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis for the three and nine months ended September 30, 2021.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and nine months ended September 30, 2022 and 2021 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2022	2021	Change	2022	2021	Change
Revenue passengers carried (000s)	34,434	29,303	17.5	93,688	69,686	34.4
Enplaned passengers (000s)	43,157	36,534	18.1	116,446	87,247	33.5
Revenue passenger miles (RPMs) (in millions) (a)	33,534	31,285	7.2	92,540	73,850	25.3
Available seat miles (ASMs) (in millions) (b)	39,272	38,756	1.3	110,978	95,316	16.4
Load factor (c)	85.4%	80.7%	4.7 pts.	83.4%	77.5%	5.9 pts.
Average length of passenger haul (miles)	974	1,068	(8.8)	988	1,060	(6.8)
Average aircraft stage length (miles)	711	808	(12.0)	733	794	(7.7)
Trips flown	351,218	306,173	14.7	965,817	767,453	25.8
Seats flown (000s) (d)	54,609	47,544	14.9	149,913	119,171	25.8
Seats per trip (e)	155.5	155.3	0.1	155.2	155.3	(0.1)
Average passenger fare	$163.01	$144.24	13.0	$169.37	$136.45	24.1
Passenger revenue yield per RPM (cents) (f)	16.74	13.51	23.9	17.15	12.88	33.2
RASM (cents) (g)	15.84	12.07	31.2	15.90	11.27	41.1
PRASM (cents) (h)	14.29	10.91	31.0	14.30	9.98	43.3
CASM (cents) (i)	14.83	10.18	45.7	14.63	9.67	51.3
CASM, excluding Fuel and oil expense (cents)	10.38	7.63	36.0	10.68	7.29	46.5
CASM, excluding special items (cents)	14.76	12.23	20.7	14.58	12.83	13.6
CASM, excluding Fuel and oil expense and special items (cents)	10.37	9.63	7.7	10.65	10.40	2.4
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	10.22	9.43	8.4	10.49	10.21	2.7
Fuel costs per gallon, including fuel tax (unhedged)	$3.74	$2.03	84.2	$3.53	$1.88	87.8
Fuel costs per gallon, including fuel tax	$3.39	$2.01	68.7	$3.05	$1.87	63.1
Fuel costs per gallon, including fuel tax (economic)	$3.34	$2.04	63.7	$3.03	$1.92	57.8
Fuel consumed, in gallons (millions)	515	491	4.9	1,438	1,203	19.5
Active fulltime equivalent Employees (j)	64,123	53,984	18.8	64,123	53,984	18.8
Aircraft at end of period (k)	742	737	0.7	742	737	0.7
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included less than 500 Employees on Extended Emergency Time Off at September 30, 2021.
(k) Included 24 Boeing 737 Next Generation aircraft in storage as of September 30, 2021.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$10,443	$12,480
Short-term investments	3,230	3,024
Accounts and other receivables	1,316	1,357
Inventories of parts and supplies, at cost	776	537
Prepaid expenses and other current assets	653	638
Total current assets	16,418	18,036
Property and equipment, at cost:
Flight equipment	22,505	21,226
Ground property and equipment	6,727	6,342
Deposits on flight equipment purchase contracts	587	—
Assets constructed for others	19	6
	29,838	27,574
Less allowance for depreciation and amortization	13,501	12,732
	16,337	14,842
Goodwill	970	970
Operating lease right-of-use assets	1,449	1,590
Other assets	772	882
	$35,946	$36,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,553	$1,282
Accrued liabilities	1,881	1,624
Current operating lease liabilities	233	239
Air traffic liability	6,368	5,566
Current maturities of long-term debt	381	453
Total current liabilities	10,416	9,164

Long-term debt less current maturities	8,315	10,274
Air traffic liability - noncurrent	2,057	2,159
Deferred income taxes	1,995	1,770
Noncurrent operating lease liabilities	1,183	1,315
Other noncurrent liabilities	1,056	1,224
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	3,989	4,224
Retained earnings	16,588	15,774
Accumulated other comprehensive income	305	388
Treasury stock, at cost	(10,846)	(10,860)
Total stockholders' equity	10,924	10,414
	$35,946	$36,320

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$277	$446	$759	$909
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	335	322	984	949
Impairment of long-lived assets	4	—	35	—
Unrealized mark-to-market adjustment on available for sale securities	—	—	7	—
Unrealized/realized (gain) loss on fuel derivative instruments	(26)	(2)	(11)	(25)
Deferred income taxes	76	67	250	42
Loss on extinguishment of debt	76	12	192	12
Changes in certain assets and liabilities:
Accounts and other receivables	58	(23)	162	(819)
Other assets	30	59	(14)	64
Accounts payable and accrued liabilities	(70)	(948)	436	(25)
Air traffic liability	(93)	(442)	700	1,103
Other liabilities	(83)	(88)	(292)	(275)
Cash collateral received from (provided to) derivative counterparties	(325)	42	(41)	128
Other, net	(25)	(20)	44	12
Net cash provided by (used in) operating activities	234	(575)	3,211	2,075

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,072)	(135)	(2,568)	(325)
Assets constructed for others	(7)	(3)	(14)	(3)
Purchases of short-term investments	(1,743)	(1,525)	(4,213)	(4,500)
Proceeds from sales of short-term and other investments	1,702	1,251	3,982	3,747
Net cash used in investing activities	(1,120)	(412)	(2,813)	(1,081)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Payroll Support Program loan and warrants	—	—	—	1,136
Proceeds from Employee stock plans	12	13	32	39
Payments of long-term debt and finance lease obligations	(1,679)	(67)	(1,825)	(177)
Payments for repurchases and conversions of convertible debt	(239)	(121)	(648)	(121)
Other, net	1	18	6	46
Net cash provided by (used in) financing activities	(1,905)	(157)	(2,435)	923

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,791)	(1,144)	(2,037)	1,917

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	13,234	14,124	12,480	11,063

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$10,443	$12,980	$10,443	$12,980

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude any unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Proceeds related to the Payroll Support programs, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave programs;
3.Adjustments for prior period losses reclassified from Accumulated other comprehensive income ("AOCI") associated with forward-starting interest rate swap agreements that were terminated in prior periods related to 12 -8 aircraft leases;
4.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;

5.Unrealized mark-to-market adjustment associated with certain available for sale securities; and
6.Losses associated with the partial extinguishment of the Company's convertible notes, redemption of the outstanding principal amount of the Company's 4.750% Notes due 2023, and early prepayment of debt.

In third quarter 2022, management determined that presentation within its income statement would be enhanced by classification of Loss on extinguishment of debt as a separate line item, rather than its prior presentation where it was included as a component of Other (gains) losses, net. Such losses are incurred as a result of opportunistic decisions made by the Company to prepay portions of its debt, most of which was taken on during the pandemic in order to provide liquidity during the prolonged downturn in air travel. Due to the nature of these losses, which are difficult to accurately predict, and due to the fact that they are not representative of the Company’s day-to-day airline operating performance, the Company has included such amounts as special items and thus excluded them from certain of its non-GAAP measures in the accompanying reconciliations.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP.